                                                                   EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT
                                   (SULLIVAN)



         This Employment Agreement (the "Agreement") is between Washington Mutual, Inc. ("Washington Mutual"), and James J. Sullivan ("Employee"). Contemporaneously herewith, Washington Mutual and Long Beach Financial Corporation ("Long Beach") have entered into an Agreement (the "Merger Agreement") and Plan of Merger, pursuant to which Long Beach will merge with and into Washington Mutual. At the effective time of such merger (the "Effective Time"), Long Beach's wholly owned subsidiary, Long Beach Mortgage Company ("Long Beach Mortgage"), will become a wholly owned subsidiary of Washington Mutual. Washington Mutual and Employee desire that, as of the Effective Time, Employee will be employed by Long Beach Mortgage under the terms set forth herein. The parties therefore agree as follows:

         1. Employment. Washington Mutual (through its subsidiary Long Beach Mortgage after the Effective Time) hereby agrees to employ Employee, and Employee hereby agrees to accept employment, on the terms in this Agreement; provided, this Agreement shall be void without further action by the parties if the Merger Agreement is terminated.

         2. Position and Duties. Employee shall be employed in the capacity of Senior Vice President, General Counsel and Secretary, and shall perform such duties as are customary for such position as Washington Mutual may from time to time direct.

         3. Compensation & Benefits.

            (a) Base Salary: Employee's base salary shall be two hundred thousand dollars ($200,000) per year, payable in equal increments pursuant to Washington Mutual's normal payroll schedule.

            (b) Target Bonus: During the term of this Agreement Employee shall be paid a target bonus of forty percent (40%) of Employee's base salary in effect on the last day of the calendar year to which the target bonus is applicable, based on Employee's achievement of performance based criteria established by Washington Mutual in the reasonable good faith exercise of its discretion. In the calendar year of the Effective Date (defined herein), the earned portion of the target bonus shall be paid pro rata for the number of months of employment under this Agreement in such year. Thereafter, Employee must be actively employed on the last day of the applicable calendar year to be eligible to receive the earned portion of the target bonus. Target bonuses shall be paid within the time frame established by Washington Mutual's policy.


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            (c) 1999 Pro Rata Bonus: Employee shall be paid a pro rata bonus for
1999 in the amount of seventy five thousand dollars ($75,000), subject to modification as stated herein. The stated amount of the pro rata bonus assumes an Effective Time of September 30, 1999, and is calculated pro rata based on an annualized bonus of one hundred thousand dollars ($100,000); the pro rata bonus shall be adjusted accordingly to the actual Effective Time, and shall be paid on the date of the Effective Time (the "Effective Date").

            (d) Additional Compensation for Services: As additional compensation for the services Employee is to provide hereunder, Employee shall receive the following:

                (1) Restricted Stock: Employee shall be granted restricted stock with a value of fifty thousand dollars ($50,000), with the number of shares to be equal to $50,000 divided by the closing price of Washington Mutual's common stock on the Effective Date. Ownership of the referenced restricted stock shall vest fully in Employee three years from the effective date of this Agreement, contingent upon Employee being employed by Washington Mutual on said vesting date. If prior to the vesting date Employee is terminated with or without cause or voluntarily terminates his employment with or without good cause, other than as provided for in connection with a Change of Control (as defined herein), all rights to the restricted stock shall be forfeited. Except as expressly stated herein, the restricted stock shall be subject to the terms of the Washington Mutual, Inc. Restricted Stock Plan, as amended from time to time.

                (2) Stock Options: Employee shall be granted the option to purchase 12,000 shares of the common stock of Washington Mutual at an exercise price equal to the closing price of Washington Mutual's common stock on the Effective Date. The option shares shall vest and become exercisable in three equal annual installments on the first through third anniversaries of the effective date of this Agreement. If prior to any vesting date Employee is terminated with or without cause, or voluntarily terminates his employment with or without good cause, other than as provided for in connection with a Change of Control, all rights to the unvested option shares shall be forfeited. Except as expressly stated herein, the stock options shall be subject to the terms of the Washington Mutual, Inc. Stock Option Plan, as amended from time to time.

                (3) Future Stock Options: Commencing in the year 2000 Employee shall be eligible for stock option grants on the same basis as similarly situated employees of Washington Mutual.

                (4) Automobile Allowance: Employee shall be paid an annual automobile allowance in the total sum of five thousand dollars ($5,000), which sum shall be paid on a pro rata basis during each month of active employment.



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


            (e) Long Beach Change of Control Compensation: The parties recognize that Employee is entitled to compensation from Long Beach in the event of a change of control of Long Beach pursuant to a certain employment agreement between Employee and Long Beach effective January 1, 1998, and that the merger of Long Beach into Washington Mutual constitutes a change of control for such purpose. In full satisfaction of Long Beach's obligations under said employment agreement arising from a change in control, Employee shall receive consideration with a value of three hundred thousand dollars ($300,000), which amount shall be paid in cash on the Effective Date.

            (f) Fringe Benefits: Employee shall receive fringe benefits, such as health, disability and life insurance, comparable to those offered to other similarly situated employees of Washington Mutual, as determined by Washington Mutual from time to time.

            (g) All compensation paid to Employee pursuant to this Agreement shall be subject to lawfully required withholdings.

         4. Performance of Duties. Employee agrees that during his or her employment with Washington Mutual: (a) Employee will faithfully perform the duties of such office or offices as he or she may occupy, which duties shall be such as may be assigned to him or her by Washington Mutual; (b) Employee will devote to the performance of his or her duties all such time and attention as Washington Mutual shall reasonably require, taking, however, from time to time such reasonable vacations as are consistent with his or her duties and Washington Mutual policy; and (c) Employee will not, without Washington Mutual's express consent, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting of course customary family and personal activities which may include management of personal investments so long as it does not entail active involvement in a business enterprise) and Employee will do nothing inconsistent with his or her duties to Washington Mutual.

         5. Term and Termination.

            (a) This Agreement shall take effect upon the Effective Date.

            (b) This Agreement shall have an initial term of two years from the effective date, during which initial term the Employee can be terminated only for cause.

                (1) If during the initial two year term of this Agreement Employee is terminated without "cause" or voluntarily terminates his employment with "good cause" (as said terms are defined herein), (i) Employee will be paid the base salary for the balance of the initial two year term, and (ii) Employee shall be paid the target



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bonus for the balance of the term for which Employee has not previously received a bonus.

                (2) For the period of employment following the initial term of two years from the effective date, Employee shall be employed at will and can be terminated by Washington Mutual, or any parent, affiliate or subsidiary of Washington Mutual by which Employee may then be employed, at any time, without notice or cause. Employee's at will status following the initial two years after the effective date of this Agreement can be changed only by a written agreement, subsequent to this Agreement, signed by the President of Washington Mutual expressly stating that Employee's employment can be terminated only for cause. During the period Employee's status is at will, except as expressly provided in this Agreement, upon termination of employment Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

            (c) Upon termination of employment, Employee's rights under all employee pension plans, employee welfare benefit plans, bonus plans and stock option and restricted stock plans shall be determined under the terms of the plans and grants themselves, except as otherwise specifically provided in this Agreement.

            (d) If (i) Employee's employment is terminated by Washington Mutual for any reason upon or within two years after a Change in Control (as defined below) or (ii) Employee resigns for "good cause" (as defined below) upon or within two years after a Change in Control, then (but in no other circumstances) Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Washington Mutual or its successor, an amount equal to one and one half times Employee's annual compensation. In addition, upon such an event:

                (1) all stock options held by Employee, including those granted herein, shall become immediately vested and exercisable notwithstanding any provisions in the grant of such options regarding vesting, and

                (2) the lapse of the restrictions on Employee's restricted stock shall automatically be accelerated; provided that the provision in this subsection (2) shall be effective only if the Compensation Committee has taken action approving the acceleration; and provided further that the Compensation Committee may exclude any particular grant(s) of restricted stock from the acceleration provided for in this subsection (2), either at the time it approves the acceleration or in connection with making any particular grant of restricted stock.

            (e) For purposes of Section 5(d), Employee's "annual compensation" shall include all items of compensation provided by Washington Mutual other than the



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value of stock options and/or restricted stock granted to Employee, and excluding consideration paid to Employee on a nonrecurring basis arising from the acquisition of Long Beach. Employee's "annual compensation" shall include the greater of (i) the total of Employee's salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or (ii) Employee's salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Washington Mutual for the entire previous calendar year). Employee's "annual compensation" shall also include the amount of the contributions made or anticipated to have been made on Employee's behalf to benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986 (cafeteria plans).

            (f) Notwithstanding the foregoing, if any payment described in
Section 5(d), together with any other payments or transfers of property, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments by Washington Mutual or its successor pursuant to Section 5(d) shall be reduced to an amount that when combined with any other payments or transfers of property taken into account under Section 280G, is one dollar less than the smallest sum that would be considered to be a "parachute payment." The foregoing notwithstanding, the reduction provided for in this paragraph shall be made only if it increases the amount received by Employee net of federal income, FICA and golden parachute excise taxes.

            (g) For purposes of this Agreement, "Change in Control" shall mean:

                (1) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual or Long Beach Mortgage, (ii) the aggregate voting power of Washington Mutual's or Long Beach Mortgage's voting securities or (iii) the total market value of Washington Mutual's or Long Beach Mortgage's voting securities;

                (2) During any period of 25 consecutive calendar months, a majority of the Board of Directors of Washington Mutual, (the "Board") ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was



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approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board;

                (3) The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

                (4) The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary) other than a merger in which Washington Mutual is the surviving corporation; or

                (5) The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

            (h) For purposes of this Agreement:

                (1) "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

                (2) "Subsidiary" shall mean a corporation that is wholly owned by Washington Mutual, either directly or through one or more corporations which are wholly owned by Washington Mutual.

            (i) For purposes of this Agreement, "good cause" for Employee to resign shall mean:

                (1) The assignment of duties to Employee, without his express written consent, which (a) are materially different from Employee's duties as provided herein, or (b) result in Employee having significantly less authority and/or responsibility than provided herein;

                (2) The removal (which shall include being placed on administrative leave for more than thirty days) of Employee from the position specified in Section 2 hereof unless with Employee's express written consent, except where such removal is for cause (as defined below) or by reason of Employee's disability;

                (3) A reduction of Employee's base salary or target bonus as provided herein, as the same may be increased from time to time thereafter;



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                (4) Following a Change in Control, a reduction in the overall level of Employee's total compensation below the average total compensation paid by Washington Mutual to Employee for the 24 months immediately preceding the Change in Control, excluding nonrecurring payment of consideration arising from the acquisition of Long Beach; or

                (5) Any requirement to move Employee's principal place of employment to a location more than a fifty mile radius from Long Beach's existing executive offices in Orange, CA.

            (j) For purposes of this Agreement, a removal of Employee from his or her position will be considered to be for "cause" if, but only if, the removal is because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Employee has engaged in dishonesty, fraud, destruction or theft of property of Washington Mutual or a Subsidiary, physical attack on another employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to Washington Mutual or a Subsidiary.

         6. Death or Disability. If Employee should die or become disabled at any time during his or her employment hereunder this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit or stock plan).

         7. Confidentiality. Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee's employment by Washington Mutual is Confidential Information that belongs to Washington Mutual, its Subsidiaries, and/or affiliates. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual, its Subsidiaries, and/or affiliates, by their respective customers or others. Confidential Information includes, without limitation, information relating to the trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies, agents and independent brokers, software programs, and other information of Washington Mutual, its Subsidiaries, and/or affiliates. During and after the term of employment Employee will hold all such Confidential Information in strict confidence and will not disclose or use it except as authorized by Washington Mutual and for Washington Mutual's benefit.



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         8. Possession of Materials. Employee agrees that upon conclusion of employment or request by Washington Mutual, Employee shall turn over to Washington Mutual all documents, files, office supplies and any other material or work product in Employee's possession or control that were created pursuant to or derived from Employee's services for Washington Mutual or its Subsidiaries.

         9. Non-solicitation. Employee agrees that during his employment with Washington Mutual and for a period of eighteen (18) months after the termination of his employment for any reason, Employee shall not without the express written consent of Washington Mutual (i) directly or indirectly solicit, induce or attempt to solicit or induce any employee of Washington Mutual, a Subsidiary, or affiliate to discontinue his employment; (ii) usurp any opportunity of Washington Mutual, a Subsidiary, or affiliate thereof, of which Employee became aware during his tenure with Washington Mutual or which is made available to him on the basis of the belief that Employee is still employed by Washington Mutual, a Subsidiary or affiliate; (iii) directly or indirectly solicit, induce or attempt to influence any person that is an account, customer, client of Washington Mutual, a Subsidiary or affiliate to restrict, transfer or cancel the business of any such account, customer, or client with Washington Mutual, a Subsidiary or affiliate; or (iv) directly or indirectly solicit, induce or attempt to influence any mortgage broker with whom Employee dealt or learned of while employed by Long Beach Mortgage or Washington Mutual or a Subsidiary to transfer or refer to another lender all or part of such mortgage broker's business with or referrals to Washington Mutual or a Subsidiary.

         10. Resolution of Disputes. Any dispute arising out of or relating to this Agreement or Employee's employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Washington Mutual. In any dispute in arbitration or court arising out of or relating to this Agreement, the losing party shall pay the prevailing party's reasonable attorneys' fees, costs and expenses.

         11. Miscellaneous.

             (a) This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements on these subjects that Employee may have with Washington Mutual, or any Subsidiary of Washington Mutual. Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement (or, to the extent applicable according to its terms, as provided in the Washington Mutual



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Severance Plan as in effect from time to time), notwithstanding the terms of any other representation, policy, severance plan, benefit plan or agreement.

             (b) This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by the law of the state of Employee's principal place of employment with Washington Mutual.

             (c) Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

             (d) If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

             (e) Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

             (f) Washington Mutual may assign its rights and delegate its duties under this Agreement to Washington Mutual or any Subsidiary of Washington Mutual (the term "Washington Mutual" as used herein shall include such Subsidiary, including, after the effective date, Long Beach Mortgage), or to any purchaser of all or substantially all of Washington Mutual's assets. The transfer of Employee's employment from Washington Mutual to any other Subsidiary of Washington Mutual or to the purchaser of all or substantially all of the assets of Washington Mutual shall not be considered a termination of employment, but this Agreement shall run to the benefit of, and be binding upon, the new employer. In the event of a Change in Control, as defined above, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.



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         DATED effective as of the 18th day of May, 1999.



WASHINGTON MUTUAL:                                  WASHINGTON MUTUAL, INC.



                                                    By /s/ Fay L. Chapman
                                                    ---------------------------
                                                    Executive Vice President



EMPLOYEE:                                           /s/ James J. Sullivan
                                                    ---------------------------
                                                    James J. Sullivan




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                                    EXHIBIT A
                          BINDING ARBITRATION AGREEMENT



         This Binding Arbitration Agreement is a part of, and incorporated into, that certain Employment Agreement between the parties dated effective as of the 18th day of May, 1999. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Washington Mutual, agree as follows:

         1. Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Washington Mutual shall be submitted to and resolved by final and binding arbitration.

         2. Washington Mutual and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Washington Mutual, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

         3. This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Washington Mutual, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act "ERISA"), the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Washington Mutual. However, ERISA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

         4. I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Commission, the National Labor Relations Board, the Immigration and Naturalization

Service, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

         5. This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

         6. Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Washington Mutual, or where I was so employed at the time of termination.

         7. In order to initiate arbitration, Washington Mutual or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Washington Mutual shall be sent to my last known residence address as reflected in my personnel file at Washington Mutual. Notice of arbitration initiated by me shall be sent to Washington Mutual's General Counsel. The General Counsel's address is currently Washington Mutual, 1201 Third Avenue, WMT 1500, Seattle, Washington 98101.

         8. Within thirty (30) days after receipt of notice of arbitration, Washington Mutual and I will attempt to agree upon a mutually acceptable arbitrator. If Washington Mutual and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association ("AAA"). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

         9. At the request of either Washington Mutual or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

         10. During the arbitration process, Washington Mutual and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

         11. Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of two (2) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of such documents and providing for return of documents produced after the arbitration is concluded.

         12. Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought, At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the posthearing brief shall be set by the arbitrator.

         13. I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Washington Mutual has that same night. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party's request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

         14. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Washington Mutual will advance any required administrative or arbitrator's fees. Each party will pay its own witness fees.

         15. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

         16. We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

         17. This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise, The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

         18. Because of the interstate nature of Washington Mutual's business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C, Sectionl et seq. (the "FAA"). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Washington Mutual that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

         19. We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

         20. This Binding Arbitration Agreement shall remain in fall force and effect at all times during and subsequent to my employment with Washington Mutual, or any successor in interest to Washington Mutual.